UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2018

PennyMac Mortgage Investment Trust

(Exact name of registrant as specified in its charter)

Maryland	001-34416	27-0186273
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3043 Townsgate Road, Westlake Village, California	91361
(Address of principal executive offices)	(Zip Code)

(818) 224‑7442

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

Repurchase Agreement with BNP Paribas

On August 3, 2018, PennyMac Mortgage Investment Trust (the “Company”), through two of its wholly-owned subsidiaries, PennyMac Corp. (“PMC”) and PennyMac Operating Partnership, L.P. (“POP,” and together with PMC, the “Sellers”), entered into a master repurchase agreement, by and among BNP Paribas (“BNP”), on the one hand, and the Sellers, on the other hand (the “BNP Repurchase Agreement”), pursuant to which Sellers may sell to, and later repurchase from, BNP newly originated mortgage loans in an aggregate principal amount of up to $200 million, of which $100 million is committed. The BNP Repurchase Agreement will be used to fund newly originated mortgage loans that PMC purchases from correspondent lenders pending sale and/or securitization. The mortgage loans are serviced by PennyMac Loan Services, LLC (“PLS”), an indirect controlled subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI), and the obligations of the Sellers under the BNP Repurchase Agreement are fully guaranteed by the Company. The BNP Repurchase Agreement is set to expire on August 2, 2019.

The principal amount paid by BNP for each eligible mortgage loan is based on a percentage of the lesser of the market value as determined by BNP in its sole discretion and the unpaid principal balance of such mortgage loan. Upon the repurchase, or the sale, securitization or liquidation of such mortgage loan, PMC or POP, as applicable, is required to repay BNP the principal amount related to such mortgage loan plus accrued interest (at a rate reflective of the current market and based on LIBOR plus a margin) to the date of such repurchase, sale, securitization or liquidation.

The BNP Repurchase Agreement requires the Company, PMC and POP to maintain various financial and other covenants, which include maintaining (i) a minimum adjusted tangible net worth at all times greater than or equal to $860 million for the Company, $150 million for PMC and $700 million for POP, in each case on a consolidated basis; (ii) a minimum in unrestricted cash at all times greater than or equal to $40 million among the Company and its consolidated subsidiaries, $10 million at PMC and its consolidated subsidiaries, and $40 million at POP and its consolidated subsidiaries; (iii) a ratio of total indebtedness to adjusted tangible net worth at all times not to exceed 5:1 for the Company, 10:1 for PMC, and 5:1 for POP; and (iv) profitability for at least one (1) of any two (2) consecutive quarters, for POP and the Company.

The BNP Repurchase Agreement contains margin call provisions that provide BNP with certain rights in the event of a decline in the market value of the purchased mortgage loans.  Under these provisions, BNP may require PMC and/or POP, as applicable, to transfer cash and/or additional eligible mortgage loans with an aggregate market value sufficient to eliminate any margin deficit resulting from such a decline.

In addition, the BNP Repurchase Agreement contains events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, material adverse changes, bankruptcy or insolvency proceedings and other events of default customary for this type of transaction.  The remedies for such events of default are also customary for this type of transaction and include the acceleration of the principal amount outstanding under the BNP Repurchase Agreement and BNP’s right to liquidate the mortgage loans then subject to the BNP Repurchase Agreement.

The Company, through PMC and POP, is also required to pay BNP certain costs and expenses in connection with BNP’s structuring, management and ongoing administration of the BNP Repurchase Agreement.

The foregoing descriptions of the BNP Repurchase Agreement and the related guaranty do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which have been filed with this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Master Repurchase Agreement, dated as of August 3, 2018, among BNP Paribas, PennyMac Operating Partnership, L.P., PennyMac Corp. and PennyMac Mortgage Investment Trust

10.2	Guaranty, dated as of August 3, 2018, made by PennyMac Mortgage Investment Trust in favor of BNP Paribas

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC MORTGAGE INVESTMENT TRUST

Dated: August 8, 2018	/s/ Andrew S. Chang
Andrew S. Chang Senior Managing Director and Chief Financial Officer